Exhibit 15

July 21, 2005

PartnerRe Ltd.

Chesney House

96 Pitts Bay Road

Pembroke HM 08

We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of PartnerRe Ltd. and subsidiaries for the periods ended June 30, 2005 and 2004, as indicated in our report dated July 21, 2005; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, is incorporated by reference in Registration Statement Nos. 333-11998 and 333-107242 on Form S-8, and in Registration Statements Nos. 333-101486, 333-109326 and 333-124713 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Deloitte & Touche

Hamilton, Bermuda